As filed with the Securities and Exchange Commission on May 20, 2016

Registration No. 333-

  UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RESPONSE BIOMEDICAL CORP.

(Exact name of Registrant as specified in its charter)

Vancouver, British Columbia, Canada	98-1042523
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

 1781 - 75th Avenue W.

Vancouver, British Columbia, Canada V6P 6P2

(604) 456-6010

(Address, including zip code and telephone number, of principal executive offices)

Restricted Share Unit Plan

Non-Employee Directors Deferred Share Unit Plan

(Full title of the plan)

Barbara R. Kinnaird

1781 - 75th Avenue W.

Vancouver, British Columbia, Canada V6P 6P2

(Name and address of agent for service)

(604) 456-6010

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares that may be issued pursuant to the Restricted Stock Unit Plan	248,131 shares	(2)	$0.61	(4)	$151,360	(4)	$16
Common Shares that may be issued pursuant to the Non-Employee Directors Deferred Share Unit Plan	248,131 shares	(3)	$0.61	(4)	$151,360	(4)	$16
TOTAL	496,262 shares		—		$302,720		$32

(1)

This Registration Statement shall be deemed to cover an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents the maximum number of common shares issuable under the Response Biomedical Corp. (the “Registrant”) Restricted Stock Unit Plan (the “RSU Plan”) as of May 13, 2016. Pursuant to the RSU Plan, the maximum number of common shares reserved for the grant of awards thereunder is equal to 2.5% of the number of issued and outstanding common shares from time to time.

(3)

Represents the maximum number of common shares issuable under the Non-Employee Directors Deferred Stock Unit Plan (the “DSU Plan”) as of May 13, 2016. Pursuant to the DSU Plan, the maximum number of common shares reserved for the grant of awards thereunder is equal to 2.5% of the number of issued and outstanding common shares from time to time.

(4)

Estimated solely for purposes of calculating the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based on: (i) the average of the reported high and low sales price of the shares of the Registrant’s common stock on May 13, 2016 on the Toronto Stock Exchange, converted into US$0.61 based on the noon buying rate of the Bank of Canada on May 13, 2016, which was Cdn$ 1.29=US$1.00.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information And Employee Plan Annual Information.*

*

The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the “SEC”, the “Commission” or the “Securities and Exchange Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933, as amended (the “Securities Act of 1933”). The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Registrant as required by Part I of Form S-8 and by Rule 428 under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC, are specifically incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, which contains the Registrant’s audited financial statements for such period, as filed with the SEC on March 24, 2016.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, as filed with the SEC on May 16, 2016.

(c)	The Registrant’s Current Report on Form 8-K, as filed with the SEC on January 13, 2016.

(d)

The description of the Registrant’s securities contained in the Registrant’s amended Registration Statement on Form 20-F filed under the Exchange Act on June 30, 2006, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and documents filed by the Registrant under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document (such documents, and the documents enumerated above, being hereinafter referred to collectively as the “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained therein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Corporate Legislation

Under the Business Corporations Act (British Columbia) (the “Corporations Act”), the Registrant may indemnify a past or present director or officer of the Registrant, an affiliate (as defined in the Corporations Act) of the Registrant or another corporation who served in such capacity at the request of the Registrant (an “eligible party”) against judgments, penalties, fines, amounts paid in settlement of, and costs, charges and expenses incurred in connection with, an “eligible proceeding” by reason of such eligible party being or having been a director or officer of the Registrant, an affiliate of the Registrant or such other corporation. An “eligible proceeding” is a proceeding in which an eligible party (including any heirs or legal representatives of the director or officer) is or may be joined as a party or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. The Registrant cannot pay an indemnity if: (a) the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or other relevant entity, and (b) in the case of a proceeding that is not a civil proceeding, the eligible party did not have reasonable grounds for believing that his or her conduct was lawful. In addition, the Registrant cannot pay an indemnity if the proceeding is brought against the eligible party by the Registrant or an affiliate of the Registrant unless the Registrant obtains the approval of the court.

Pursuant to the Corporations Act, the Registrant is required to pay the net expenses of an eligible party, after the final disposition of the matter, if the eligible party was substantially successful on the merits of the proceeding, or if the eligible party was wholly successful otherwise. The Registrant may also pay the expenses of an eligible party as they are incurred in advance of the final disposition of an eligible proceeding; however, the eligible party must first provide a written undertaking that he or she will repay the funds if it is determined that he or she did not fulfill the conditions set out in (a) and (b) above.

Notwithstanding the above limitations, the Registrant or an eligible party may apply to the court for an order requiring the Registrant to indemnify an eligible party against any liability or expenses incurred by the eligible party in respect of an eligible proceeding or requiring the Registrant to make any payment under an agreement of indemnification with any person. The Corporations Act allows the Registrant to purchase and maintain insurance for the benefit of an eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of the Registrant or an affiliate of the Registrant.

Articles of the Registrant

Part 21 of the Articles of the Registrant provides that, subject to the provisions of the Corporations Act, the Registrant must indemnify any director or former director of the Registrant, or any alternate director appointed by a director to act in his or her place, and the heirs and legal personal representatives of any such person against all judgments, penalties and fines imposed in, or amounts paid in settlement of, an eligible proceeding, to which such person is or may be liable. In addition, the Registrant must, after the final disposition of an eligible proceeding, pay the costs, charges and expenses actually and reasonably incurred by such person in connection with the eligible proceeding. Each director and alternative director of the Registrant is deemed to have contracted with the Registrant on the terms of the foregoing indemnity. The failure of a director, alternate director or officer of the Registrant to comply with the provisions of the Corporations Act or of the Articles of the Registrant does not invalidate any indemnity to which he or she is entitled under Part 21 of the Articles.

Subject to the provisions of the Corporations Act, Part 21 of the Articles further provides that the Registrant may indemnify any person.

Part 21 of the Articles allows the Registrant to purchase and maintain insurance for the benefit of any person (and his or her heirs or legal personal representatives) who is or was a director, alternate director, officer, employee or agent of the Registrant or is or was a director, alternate director, officer, employee or agent of any corporation at a time when the corporation is or was an affiliate of the Registrant, against any liability incurred by him or her as such director, alternate director, officer, employee or agent.

Indemnity Agreements

The Registrant has entered into indemnity agreements with a number of its current and former directors and senior officers agreeing to indemnify such directors and senior officers and their heirs and personal representatives (the “Indemnities”) against all liabilities, costs, charges and expenses actually and reasonably incurred directly or indirectly by the Indemnities in connection with any civil, criminal or administrative, action, proceeding or investigation to which the Indemnities are made a party by reason of having been a director or officer of the Registrant, including an action brought by the Registrant if approved by the court, and subject to the conditions set out in (a) and (b) above and the limitations in the Corporations Act. The agreements include indemnification for costs incurred by the Indemnities by reason of being a witness or other participant in connection with such a proceeding. Pursuant to the agreements, the Registrant must make an additional payment to cover the cost of any income taxes payable by the Indemnities or an estate as a result of an indemnity payment. The agreements specify that an indemnity will not be denied as a result of any failure of the director or officer to comply with the Corporations Act or the Registrant’s Articles.

Insurance

The Registrant maintains Directors’ and Officers’ Liability Insurance for its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index to this Registration Statement.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)

That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on May 20, 2016.

RESPONSE BIOMEDICAL CORP.

By:	/s/ Barbara R. Kinnaird
Barbara R. Kinnaird
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Barbara R. Kinnaird and William J. Adams and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barbara R. Kinnaird	Chief Executive Officer and Director (principal executive officer)	May 20, 2016
Barbara R. Kinnaird

/s/ William J. Adams	Chief Financial Officer (principal financial and accounting officer)	May 20, 2016
William J. Adams

/s/ Lewis J. Shuster	Chairman of Board of Directors	May 20, 2016
Lewis J. Shuster

/s/ Anthony F. Holler	Director	May 20, 2016
Dr. Anthony F. Holler

/s/ Joseph D. Keegan	Director	May 20, 2016
Dr. Joseph D. Keegan

/s/ Clinton H. Severson	Director	May 20, 2016
Clinton H. Severson

/s/ Dr. Peter A. Thompson	Director	May 20, 2016
Dr. Peter A. Thompson

/s/ Jonathan J. Wang	Director	May 20, 2016
Dr. Jonathan J. Wang

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Blake, Cassels & Graydon LLP
10.1	Restricted Share Unit Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on June 19, 2013)
10.2	Non-Employee Directors Deferred Share Unit Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on June 19, 2013)
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page of this Registration Statement)